Exhibit 99.3

IMBRUVICA® (ibrutinib) Shows Durable, Long-Term Responses for Patients with CLL

SUNNYVALE, Calif., May 31, 2014 -- Pharmacyclics, Inc. (NASDAQ: PCYC) announced today that IMBRUVICA® (ibrutinib) will be featured in an oral presentation highlighting long-term responses to treatment, with up to three years of follow up in 132 patients with treatment naive or relapsed/refractory chronic lymphocytic leukemia or small lymphocytic lymphoma (CLL/SLL). The results from this study will be presented at the 50th Annual Meeting of the American Society of Clinical Oncology (ASCO) on June 2, 2014, at 11:33 a.m. CT. This release corresponds to abstract 7014. IMBRUVICA is being jointly developed and commercialized by Pharmacyclics and Janssen Biotech, Inc.

In the treatment naive group, 31 CLL patients, aged 65 years or older, received single agent IMBRUVICA once daily and were followed in the study for a median time of 32.1 months. The Overall Response Rate, as assessed by the Investigator, was 87% (Complete Response (CR) 13%, nodular PR (nPR) 3%, partial response (PR) 65%, partial response with lymphocytosis (PRL) 6%). Only one patient had progressive disease during the median follow up of 32.1 months and the progression-free survival (PFS) at 30 months was 96%. The overall survival (OS) for these patients at 30 months was 97%.

In the relapsed/refractory group, 101 patients with CLL/SLL (median of 4 prior therapies, 57% Rai stage III or IV (indicative of high risk CLL patients), 69% of patients had the high-risk characteristics of deletion of short arm of chromosome 17 or 11 (del 17p or del 11q)) received single-agent IMBRUIVCA once daily and were followed in the study for a median time of 26.6 months. Overall 90% of patients achieved a best response of PR-L or higher. For patients without del17p or del11q, the estimated PFS was 89% at 30 months. The median PFS for del17p patients was 28.1 months and for patients with del11q the median PFS had not been reached and was estimated to be 74% at 30 months.  The estimated OS for these relapsed or refractory patients was 79.9%.

Following all the patients in this study for up to 3 years, the percentage of patients with AEs as a primary reason leading to discontinuation decreased over time, with 8% in the first year, 2% in the second year and 3% in the third year.  Similarly, the percentage of who experienced a death on study decreased over time, with 5% in the first year, 4% in the second year and 3% in the third year.

"These results suggest responses to IMBRUVICA are exceptionally durable in patients with CLL with a median observation period past 30 months," said Dr. Susan O'Brien*, Department of Leukemia, Division of Cancer Medicine, MD Anderson Cancer Center, Houston, TX. "IMBRUVICA is very well tolerated. We are especially encouraged to see that patients showed durable responses regardless of their treatment history."

"Our company's mission is to serve as an ally to patients by improving their quality and duration of life," said Bob Duggan, CEO and Chairman of the Board for Pharmacyclics. "The long-term follow-up data in this clinical study shows a continuation of benefits for CLL patients 3 years after treatment initiation and a decrease in adverse events leading to discontinuation. We are very excited about these outstanding achievements and it is with great confidence that we continue to expand the already broad clinical development of IMBRUVICA."

ABOUT CLL

CLL is a slow-growing blood cancer of white blood cells called lymphocytes, most commonly B cells.1 CLL is the most common adult leukemia in the Western world and predominantly a disease of the elderly with a median age at diagnosis of 72.2 As this orphan disease frequently progresses after front line therapy; patients are faced with fewer treatment options and are often prescribed multiple lines of therapy as they relapse or become resistant to treatments.3

ABOUT IMBRUVICA

IMBRUVICA is a first in class, oral therapy that inhibits a protein called Bruton's tyrosine kinase (BTK). BTK is a key signaling molecule of the B-cell receptor signaling complex that plays an important role in the survival and spread of malignant B cells. IMBRUVICA blocks signals that tell malignant B cells to multiply and spread uncontrollably.

The FDA approved IMBRUVICA for previously treated MCL on November 12, 2013 and for previously treated CLL on February 12, 2014. The FDA's accelerated approval for these indications was based on overall response rate of patients in the phase II clinical studies of PCYC-1102 and PCYC-1104. IMBRUVICA is one of the first medicines to file for FDA approval via the new Breakthrough Therapy Designation pathway, enabling Pharmacyclics to rapidly bring this medicine to patients in need.

To date, 11 Phase III trials have been initiated with IMBRUVICA and a total of 45 trials are currently registered on www.clinicaltrials.gov. Janssen and Pharmacyclics entered a collaboration and license agreement in December 2011 to co-develop and co-commercialize IMBRUVICA .

INDICATIONS

IMBRUVICA™ (ibrutinib) is indicated for the treatment of:

•	Patients with mantle cell lymphoma (MCL) who have received at least one prior therapy.
•	Patients with chronic lymphocytic leukemia (CLL) who have received at least one prior therapy.

These indications are based on overall response rate. Improvements in survival or disease-related symptoms have not been established.

The following safety information is described in the package insert for the use of IMBRUVICA.

IMPORTANT SAFETY INFORMATION

WARNINGS AND PRECAUTIONS

Hemorrhage - Five percent of patients with MCL and 6% of patients with CLL had  > /= Grade 3 bleeding events (subdural hematoma, ecchymoses, gastrointestinal bleeding, and hematuria). Overall, bleeding events including bruising of any grade occurred in 48% of patients with MCL treated with 560 mg daily and 63% of patients with CLL treated at 420 mg daily.

The mechanism for the bleeding events is not well understood.  IMBRUVICA® may increase the risk of hemorrhage in patients receiving antiplatelet or anticoagulant therapies. Consider the benefit-risk of withholding IMBRUVICA® for at least 3 to 7 days pre- and post-surgery depending upon the type of surgery and the risk of bleeding.

Infections - Fatal and non-fatal infections have occurred with IMBRUVICA® therapy. At least 25% of patients with MCL and 35% of patients with CLL had infections  > /= Grade 3 according to NCI Common Terminology Criteria for Adverse Events (CTCAE). Monitor patients for fever and infections and evaluate promptly.

Myelosuppression - Treatment-emergent Grade 3 or 4 cytopenias were reported in 41% of patients with MCL and 35% of patients with CLL. These included neutropenia (29%), thrombocytopenia (17%) and anemia (9%) in patients with MCL and neutropenia (27%) and thrombocytopenia (10%) in patients with CLL. Monitor complete blood counts monthly.

Renal Toxicity - Fatal and serious cases of renal failure have occurred with IMBRUVICA® therapy. Treatment-emergent increases in creatinine levels up to 1.5 times the upper limit of normal occurred in 67% of patients with MCL and 23% of patients with CLL. Increases in creatinine 1.5 to 3 times the upper limit of normal occurred in 9% of patients with MCL and 4% of patients with CLL. Periodically monitor creatinine levels. Maintain hydration.

Second Primary Malignancies - Other malignancies have occurred in 5% of patients with MCL and 10% of patients with CLL who have been treated with IMBRUVICA®.  Four percent of patients with MCL, had skin cancers and 1% had other carcinomas. Eight percent of patients with CLL had skin cancers and 2% had other carcinomas.

Embryo-Fetal Toxicity - Based on findings in animals, IMBRUVICA® can cause fetal harm when administered to a pregnant woman. Advise women to avoid becoming pregnant while taking IMBRUVICA®. If this drug is used during pregnancy or if the patient becomes pregnant while taking this drug, the patient should be apprised of the potential hazard to a fetus.

ADVERSE REACTIONS -

MCL: The most commonly occurring adverse reactions ( > /= 20%) in the clinical trial were thrombocytopenia*, diarrhea (51%), neutropenia*, anemia*, fatigue (41%), musculoskeletal pain (37%), peripheral edema (35%), upper respiratory tract infection (34%), nausea (31%), bruising (30%), dyspnea (27%), constipation (25%), rash (25%), abdominal pain (24%), vomiting (23%), and decreased appetite (21%).

*Treatment-emergent decreases (all grades) of platelets (57%), neutrophils (47%) and hemoglobin (41%) were based on laboratory measurements and adverse reactions.

The most common Grade 3 or 4 non-hematological adverse reactions ( > /= 5%) were pneumonia (7%), abdominal pain (5%), atrial fibrillation (5%), diarrhea (5%), fatigue (5%), and skin infections (5%).  Treatment-emergent Grade 3 or 4 cytopenias were reported in 41% of patients.

Ten patients (9%) discontinued treatment due to adverse reactions in the trial (N=111). The most frequent adverse reaction leading to treatment discontinuation was subdural hematoma (1.8%). Adverse reactions leading to dose reduction occurred in 14% of patients.

CLL: The most commonly occurring adverse reactions ( > /= 20%) in the clinical trial were thrombocytopenia*, diarrhea (63%), bruising (54%), neutropenia*, anemia*, upper respiratory tract infection (48%), fatigue (31%), musculoskeletal pain (27%), rash (27%), pyrexia (25%), constipation (23%), peripheral edema (23%), arthralgia (23%), nausea (21%), stomatitis (21%), sinusitis (21%), and dizziness (21%).

*Treatment-emergent decreases (all grades) of platelets (71%), neutrophils (54%) and hemoglobin (44%) were based on laboratory measurements per IWCLL criteria and adverse reactions.

The most common Grade 3 or 4 non-hematological adverse reactions ( > /= 5%) were pneumonia (8%), hypertension (8%), atrial fibrillation (6%), sinusitis (6%), skin infection (6%), dehydration (6%), and musculoskeletal pain (6%). Treatment-emergent Grade 3 or 4 cytopenias were reported in 35% of patients.

Five patients (10%) discontinued treatment due to adverse reactions in the trial (N=48). These included 3 patients (6%) with infections and 2 patients (4%) with subdural hematomas. Adverse reactions leading to dose reduction occurred in 13% of patients.

DRUG INTERACTIONS

CYP3A Inhibitors - Avoid concomitant administration with strong or moderate inhibitors of CYP3A. If a moderate CYP3A inhibitor must be used, reduce the IMBRUVICA® dose.

CYP3A Inducers - Avoid co-administration with strong CYP3A inducers.

SPECIFIC POPULATIONS

Hepatic Impairment - Avoid use in patients with baseline hepatic impairment.

For the full prescribing information, visit http://www.imbruvica.com/downloads/Prescribing_Information.pdf

About Pharmacyclics

Pharmacyclics® is a biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medical healthcare needs; and to identify and control promising product candidates based on scientific development and administrational expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate.

Pharmacyclics markets IMBRUVICA and has three product candidates in clinical development and several preclinical molecules in lead optimization. The company is committed to high standards of ethics, scientific rigor, and operational efficiency as it moves each of these programs to viable commercialization.

Pharmacyclics is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at www.pharmacyclics.com.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements, including our expected liquidity position and timing of the receipt of certain milestone payments, and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect", "expectation", "goal", "should", "would", "project", "plan", "predict", "intend", "target" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, expected liquidity or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our transition report on Form 10-K for the six month period ended December 31, 2012 and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

1 American Cancer Society. "Leukemia--Chronic Lymphocytic". http://www.cancer.org/acs/groups/cid/documents/webcontent/003111-pdf.pdf. Accessed April 2014.

2 Decision Resources estimate 2013.

3 Veliz M, Pinilla-Ibarz J. Treatment of relapsed or refractory chronic lymphocytic leukemia. Cancer Control. 2012 Jan;19(1):37-53.

*Dr. O'Brien has served as an unpaid advisor to both Pharmacyclics and Janssen in developing the compound ibrutinib. Dr. O'Brien does not have a financial interest in either company.